O2Diesel Announces Third Quarter Financial Results and Operations Update

NEWARK, DE--November 15, 2007 -- O2Diesel Corporation (AMEX:OTD), a pioneer in the development of cost-effective, cleaner-burning diesel fuels for centrally fueled fleets of all types, announced today financial results for the period ended September 30, 2007, and an operational update for the third quarter of 2007.

Key milestones achieved during the third quarter of 2007 included the following:

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The Company announced a joint venture with Energenics to develop the expanding Indian and Asian markets. The transaction included an irrevocable order for $2.2 million of the Company’s additive, a $750,000 payment to purchase a 50% interest in O2Diesel Asia Ltd. and a $1.25 million investment in the Company’s common stock and warrants.

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A third fleet operator at the Port of Long Beach switched to O2Diesel™ during the quarter. This customer is one of the largest at the Port and its fuel requirements are expected to double the sales of O2Diesel™ at the Port.

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In September 2007, the Company announced that the Senate subcommittee had approved additional Department of Defense funding to continue demonstration tests of O2Diesel’s O28 fuel blend at Nellis Air Force Base.

Alan Rae, CEO, stated, "We are pleased with the significant achievements we have made during the third quarter of 2007. Our international operations continue to gain momentum with the rapid expansion in the Indian, Asian and European markets. Our partner Energenics is making tremendous progress in India and is focusing attention on the emerging Asian markets. In Europe, we are now operating in two countries as a result of our agreement with Abengoa, including a demonstration with Veolia, one of the largest transit companies in the world. Our U.S. operations have been bolstered with the recent expansion at the Port of Long Beach coupled with continued funding by the U.S. Department of Defense. The Company is well positioned to capture new markets as we head toward the new year.”

The Company reported revenues of $125,003 and $325,501 for the three and nine months periods ended September 30, 2007, as compared to revenues of $82,076 and $187,572 for the same periods in 2006. The Company reported a net loss of approximately $3.08 million and $7.67 million for the three and nine month periods ended September 30, 2007, equivalent to a loss of ($0.04) and ($0.10) per share, as compared with a net loss of $2.96 million and $6.77 million, equivalent to ($0.04) and ($0.19) per share for the same periods in 2006.

As of September 30, 2007, the Company had approximately $4.56 million in total current assets on the balance sheet, of which $3.55 million was in cash, cash equivalents and restricted cash. This is a decrease of $4.18 million compared to $8.74 million in total current assets for the quarter ended September 30, 2006. Shareholders' equity was approximately $3.22 million at quarter ended September 30, 2007, compared to $6.98 million at the quarter ended September 30, 2006.

O2Diesel: The Company and Its Fuel Technology

O2Diesel Corporation (AMEX:OTD), and its U.S. subsidiary O2Diesel, Inc., is a pioneer in the commercial development of a cleaner-burning diesel fuel alternative that provides exceptional performance and environmental qualities for centrally fueled fleets and off-road equipment of all kinds. Engineered and designed for universal application, O2Diesel(TM) is an ethanol-diesel blend that substantially reduces harmful emissions without sacrificing power and performance. Extensive independent and government-recognized laboratory and in-use field tests have demonstrated the effectiveness of O2Diesel(TM) -- the introduction of this cost-effective, cleaner-burning diesel fuel is now underway in the United States and other global markets. For more information please refer to www.o2diesel.com.

Forward-Looking Statements

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: Statements in this press release regarding O2Diesel Corporation's business which are not historical facts are 'forward-looking statements' that involve risks and uncertainties. Forward-looking statements are subject to a variety of risks and uncertainties which could cause actual events or results to differ from those reflected in the forward-looking statements, including, without limitation, the failure to obtain adequate financing on a timely basis and other risks and uncertainties. Actual results could differ materially from those projected in the forward-looking statements, as a result of either the matters set forth or incorporated in this report generally or certain economic and business factors, some of which may be beyond the control of O2Diesel. These factors include adverse economic conditions, entry of new and stronger competitors, inadequate capital, unexpected costs, failure to gain product approval in the United States or foreign countries for the commercialization and distribution of our products, failure to capitalize upon access to new markets and failure in obtaining the quality and quantity of ethanol necessary to produce our product at competitive prices. O2Diesel disclaims any obligation subsequently to revise any forward-looking statements to reflect events or circumstances after the date of such statements or to reflect the occurrence of anticipated or unanticipated events. "O2Diesel" and "CityHome" are trademarks of O2Diesel Corporation.

Contact:
Contact:
O2Diesel Corporation
Alan Rae
+1 (302) 266 6000
Or
Alliance Advisors, LLC
Mark McPartland
+1 (910)221-1827